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FOR IMMEDIATE RELEASE
                                                Contact:                                   Steve Dean
                                                                                                            Sr. Vice President
and Chief Financial Officer
901-320-8352
Daryn Abercrombie
Investor Relations
901-320-8908
Website:  www.bkitech.com

UNIVERSITY OF FLORIDA IFAS, BUCKEYE TECHNOLOGIES AND MYRIANT ANNOUNCE NEXT GENERATION CELLULOSIC ETHANOL RESEARCH AND DEMONSTRATION PLANT

MEMPHIS, TN June 17, 2009 - Buckeye Technologies Inc. (NYSE:BKI) The University of Florida’s Institute of Food and Agricultural Sciences, Buckeye Technologies Inc. and Myriant Technologies LLC (formed by BioEnergy International, LLC) have announced plans for a research and demonstration plant that will explore ways to harness byproducts from some of the most promising cellulosic ethanol techniques to make environmentally friendly versions of petroleum products.

The plant is to be located at Buckeye’s Perry, Fla., facility and will be built with the aid of $20 million allocated by the Florida Legislature.  The groundbreaking is planned for this fall, with an ultimate goal of proving a level of commercial viability that could lead to a full-scale biorefinery at the site.

The project will seek to combine several UF-developed technologies.  The plant will employ cellulosic ethanol production technology now licensed to Verenium Corp. and used in demonstration plants around the globe.

This will be combined with technology licensed to Myriant to make biobased chemicals with many potential applications, such as biodegradable forms of plastic.

“We’re trying to break our dependence on petroleum. Fuel is a big part of that, but it’s not the only part,” said Lonnie Ingram, the UF distinguished professor of microbiology and cell science who led development of the technology.  “Learning how to develop these valuable byproducts not only helps to make cellulosic ethanol more economically feasible, but it takes the environmental impact of cellulosic ethanol and extends it to new areas-like plastic water bottles that won’t take up space in a landfill for thousands of years.”

Cellulosic ethanol is made from the inedible portions of plants and, according to the U.S. Department of Energy, can cut greenhouse gas emissions by 86 percent compared with gasoline. Biobased chemicals, such as plastics, derived from cellulosic feedstocks might produce even greater savings.

Cellulosic ethanol and its associated chemicals can also be adapted to use whatever feedstock is available nearby, reducing transportation costs.  The new plant will experiment with a wide variety of potential feedstocks such as forest products, sugarcane, sugar processing byproducts and many others.

Headquartered in Memphis, Tenn., Buckeye is a leading producer of cellulose-based specialty products. The company owns and operates a wood cellulose plant in Perry in addition to cotton cellulose manufacturing operations in Memphis and Americana, Brazil.

Buckeye Chairman and CEO John Crowe said the research plant partnership is a good fit with Buckeye’s sustainability vision.

“We look forward to helping create new environmentally preferable energy and cellulosic products from renewable resources,” Crowe said.  “This research and development project is about making products that will improve people’s lives, reducing America’s dependency on foreign oil, reducing human impact on the environment and creating a sustainable economy.

“Our wood cellulose manufacturing has always had an element of sustainability, but there is much more to be done.  We believe the IFAS research facility will develop a new business model for cellulose-related industries.”

Such industries will incorporate technologies such as those offered by Myriant, which specializes in the development of low-cost cellulosic compounds that can serve as feedstock for sustainable production of high-value chemicals, said Stephen Gatto, Myriant chairman and CEO.

“This will be the first integrated pilot plant that fulfills the vision of the true biorefinery,” Gatto said. “By combining the production of high-value specialty chemicals with biofuels from cellulosic materials, the facility will demonstrate the method to maximize value in a renewable, sustainable manner. Myriant is proud to expand on its already successful relationship with the University of Florida and Dr. Ingram.”

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany, Canada, and Brazil.  Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors.  For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.